Exhibit 5.1

[Letterhead of Conyers Dill & Pearman]

31 March, 2014

Matter No: 879238

Doc Ref: DML/RW/jm/6595273.1

(852) 2842 9511 / 2842 9554

David.Lamb@conyersdill.com

Rowan.Wu@conyersdill.com

eLong, Inc.
Block B, Xingke Plaza
10 Jiuxianqiao Zhonglu
Chaoyang District, Beijing 100015
People’s Republic of China

Dear Sirs,

Re: eLong, Inc. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on 31 March, 2014 relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of an additional 5,000,000 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”), issued and issuable pursuant to the eLong, Inc. 2009 Share and Annual Incentive Plan dated 13 May, 2009 as amended by the board of directors of the Company on 17 March, 2011, 24 April, 2012, and 18 September, 2013 respectively (the “Plan”) which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto.

For the purpose of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the third amended and restated memorandum of association and the third amended and restated articles of association of the Company, copies of (1) unanimous written consent of the board of directors of the Company dated 12 May, 2009 and 17 March, 2011 and the minutes of board meetings of the Company held on 24 April, 2012 and 18 September, 2013, (2) written resolutions of all the directors of the Company approving the set up of compensation committee dated 27 October, 2004 (items (1) and (2) above are herein collectively referred to as the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 28 March, 2014 (the “Certificate Date”) and (4) such other documents, and made such enquires as to questions of law, as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and the Plan and other documents reviewed by us, (c) that the Resolutions remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Ordinary Shares, the Company will receive payment in full and that on the date of issuance of any of the Ordinary Shares, the Company will have sufficient authorized but unissued Ordinary Shares, and (f) that no person is aware of any improper purpose for the issue of the Ordinary Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	Based on the Certificate of Good Standing, the Company is duly incorporated and existing under the laws of the Cayman Islands and in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the company is default under the Law.

2.	When issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited